MOORE STEPHENS, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madame:

We consent to the use in the Amended Registration Statement of Transax International Limited on Form SB-2 of our Auditors' Report, dated April 15, 2005, on the consolidated balance sheet of Transax International Limited as at December 31, 2004, and the related consolidated statements of operations, stockholders' deficit, and cash flows, for each of the two years in the period then ended.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Moore Stephens, P.C.

Moore Stephens, P.C.
Certified Public Accountants

New York, New York
September 22, 2005